March 8, 2012

Richard M. Hauser, Chair

Thrivent Series Fund, Inc.

625 Fourth Avenue South

Minneapolis, Minnesota 55415

Dear Mr. Hauser:

This letter is to confirm to you that Thrivent Financial for Lutherans (the “Adviser”) has agreed to temporarily reimburse certain expenses associated with the Portfolios as detailed below. Amounts waived by the Adviser during the contractual period cannot be recouped by the Adviser in subsequent periods.

1.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Emerging Markets Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 1.40% of the average daily net assets of the Portfolio.

2.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Socially Responsible Stock Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.98% of the average daily net assets of the Portfolio.

3.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Mortgage Securities Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.79% of the average daily net assets of the Portfolio.

4.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Socially Responsible Bond Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.68% of the average daily net assets of the Portfolio.

5.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner All Cap Growth Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 1.00% of the average daily net assets of the Portfolio.

6.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner All Cap Value Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.98% of the average daily net assets of the Portfolio.

7.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Healthcare Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 1.25% of the average daily net assets of the Portfolio.

8.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Natural Resources Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 1.02% of the average daily net assets of the Portfolio.

9.	The Adviser has agreed, through at least April 30, 2013, to waive certain fees and/or reimburse certain expenses associated with operating Thrivent Partner Utilities Portfolio in order to limit the net annual operating expenses (excluding acquired (underlying) portfolio fees and expenses) to an annual rate of 0.90% of the average daily net assets of the Portfolio.

Sincerely,

/s/ Randall L. Boushek
Randall L. Boushek
Senior Vice President and Chief Financial Officer
Thrivent Financial for Lutherans